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               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

                  We consent to the incorporation by reference in this registration statement on Form S-8 pertaining to the Factory Stores of America, Inc. Amended and Restated 1993 Employee Stock Incentive Plan, the Factory Stores of America, Inc. 1996 Restricted Stock Plan, as amended, and the FAC Realty, Inc. 1997 Qualified Employee Stock Purchase Plan of our report dated January 31, 1997, except for Notes 10 and 12 as to which the date is March 27, 1997, with respect to the consolidated financial statements of FAC Realty, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1996, and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.



                                         ERNST & YOUNG LLP


Raleigh, North Carolina
June 17, 1997